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Press Release

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NATCO Group Inc. Announces $46.4 million Southeast Asia CPOC Award

Houston, Texas, USA (June 5, 2006): NATCO Group Inc. (NYSE: NTG) announced today that it has entered into a Letter of Award with CARIGALI -- PTTEPI OPERATING COMPANY SDN BHD (CPOC) for the sale of a $46.4 million process system utilizing NATCO's proprietary Cynara® membrane system technology used for separating carbon dioxide (CO2) from natural gas production streams.

John U. Clarke, Chairman and CEO of NATCO said, "We are pleased to have been awarded this important offshore project and look forward to its successful completion and timely delivery to our customer. Our commitment of resources to the Southeast Asia market continues to expand with experienced engineering, project management and marketing capabilities. We are now positioned to support not only the execution requirements of the CPOC project, but also the pursuit of other pending projects in the region."

NATCO will supply pre-treatment equipment, membrane and valve skids as well as control systems to the CPOC production platform being constructed for deployment to Joint Development Area (JDA) Block B-17 offshore Malaysia and Thailand. CPOC is the operator for and on behalf of PC JDA Limited and PTTEP International Limited, contractors to the Malaysia-Thailand Joint Authority (MTJA) for JDA Block B-17. NATCO's principal scope of supply will include engineering, drafting and project management as part of a turn-key CO2 removal system. The project is expected to utilize locally contracted materials acquisition, labor and fabrication and assembly to the extent practicable. The project is expected to be completed and delivered in the fourth quarter of 2007.

Mr. Clarke concluded by stating, "NATCO's Cynara® membrane systems represent industry leading technology developed over the last twenty years. Advancements made over that time have resulted in higher recovery rates, greater efficiencies and lower costs for our customers. At the same time, we have extended the useful life of the membrane and reduced the size and weight of system components. We remain fully committed to the advancement of this technology and to the aftermarket service and support valued by our customers worldwide."

NATCO Group Inc. is a leading provider of wellhead process equipment, systems and services used in the production of oil and gas. NATCO has designed, manufactured and marketed production equipment and services for nearly 80 years. NATCO production equipment is used onshore and offshore in most major oil and gas producing regions of the world.

Statements made in this press release that are forward-looking in nature are intended to be "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934 and may involve risks and uncertainties. Forward looking statements in this press release include, but are not limited to, revenue, earnings and segment profit guidance and discussions regarding hurricane impacts, markets and demand for our products. These statements may differ materially from actual future events or results. Further, bookings and backlog are not necessarily indicative of future results. Readers are referred to documents filed by NATCO Group Inc. with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which identify significant risk factors that could cause actual results to differ from those contained in the forward-looking statements.